THIRD PARTY LAWSUIT AGAINST VOYAGER AFFILIATES DELAYS DUNE
                 ENERGY ACQUISITION OF BARNETT SHALE PROPERTIES

      September 13, 2005 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX:
DNE) reported today that a third party lawsuit (the "Lawsuit") against certain individuals and entities owning interests in or affiliated with (the "Defendants") Voyager Partners, Ltd. ("Voyager") has delayed the closing of Dune's proposed acquisition of certain Voyager properties located in the Barnett Shale play in the North Texas Fort Worth Basin. Dune is not a party to the Lawsuit.

      The Lawsuit was filed by Dan A. Hughes Company ("Hughes") on August 5, 2005 in the Denton County state district court, and seeks damages, specific performance and injunctive relief against the defendants based on claims that the defendants breached certain agreements with Hughes, and that such agreements entitle Hughes, among other things, to an interest in the properties that Dune would be purchasing under its Asset Purchase and Sale Agreement ("PSA") with Voyager. Hughes also filed in the public records of Denton County, a notice of pending litigation intended to place third parties, such as Dune, on notice of its claimed interests in the subject properties, including those in which Dune has earned a 40% working interest in exchange for monies previously advanced by Dune to Voyager. Dune had no knowledge of the existence of any purported agreement between Voyager or its affiliates and Hughes and is taking steps to further secure its 40% working interests in the aforementioned wells.

      Hughes and Voyager have been negotiating for several weeks in an effort to reach a settlement that will enable Dune to purchase the properties set forth in the PSA, free and clear of Hughes' claims. Dune has monitored the negotiations and has reserved all of its legal rights and remedies. There can be no assurances that a settlement will be reached. Unless Dune and Voyager amend the PSA, the PSA may be terminated by either party on September 30, 2005.

      FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological

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conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

      Company Contact:
      Alan Gaines                  or                Ron Stabiner
      Chairman & CEO                                 The Wall Street Group, Inc.
                                                     (713) 888-0895
                                                     (212) 888-4848